STRICTLY PRIVATE & CONFIDENTIAL

12 September 2005

Daniel Abrams

8a Gordon Avenue

Stanmore

Middlesex

HA7 3QD

Dear Daniel,

On behalf of Cambridge Display Technology Ltd. ('CDT'), I am pleased to offer you the position of Chief Financial Officer. CDT will provide a salary of GBP185,000 per annum paid monthly. In addition, you will be eligible to participate in CDT's bonus scheme, which is payable up to a maximum of 35% of your annual salary and is awarded against achievement of agreed performance targets. Your estimated date of hire is 26 September 2005.

You will be eligible to join the Stock Option scheme established at CDT, subject to the rules of the scheme. You will be awarded 180,000 stock options as soon as possible after your start date with CDT, at a grant price at the fair market value on your date of hire.

You will be eligible to participate in the benefits program (including private health insurance, pension plan and life assurance) established at CDT.

By accepting this offer you confirm that:

  you are not subject to restrictions or other obligations relating to the nature or scope of your employment with another employer; and

  by your performance of your duties as contemplated by this letter you will not knowingly violate the terms or conditions of any prior employment agreements you may have executed; and

  you are currently in good health and will pass any medical examinations necessary for the establishment of your benefits package.

This offer is comprised of this letter and the attached statement of the main terms and conditions of employment. No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this offer package. This offer is subject to you being legally able to live and work in the United Kingdom.

If you accept the offer of employment, I should be grateful if you would return to me one copy of the offer letter and a copy of the statement of the main terms and conditions of employment signed by yourself. A copy is also enclosed for your records.

If you have any queries regarding the offer we have made to you please do not hesitate to contact me to discuss these queries.

This offer is valid until 18 September 2005.

Yours sincerely,

/s/ Emma Jones

Emma Jones

VP, Human Resources and Facilities

I agree to the above Signed: /s/ Daniel Abrams

Daniel Abrams

Dated: 14.9.05

Statement Of Main Terms And Conditions Of Employment

This Agreement is made on the 12 September 2005.

Between:

  Cambridge Display Technology Limited (company number 2672530) whose registered office is at Building 2020, Cambourne Business Park, Cambridgeshire, CB3 6DW ('CDT' and/or 'the Company'); and

  Daniel Abrams of 8a Gordon Avenue, Stanmore, Middlesex, HA7 3QD ('You' and/or 'Your').

It is agreed that the following is a statement of the main terms and conditions applying to your employment with CDT, including all particulars required to be given to you in writing under the Employment Rights Act 1996. This statement together with your offer letter, and the stipulated provisions of the relevant employment policies, constitutes your contract of employment

Date Of Commencement Of Employment

Your continuous employment with CDT dates from 26 September 2005.

Your employment with any previous employer does not count as part of your continuous period of employment.

Main Place Of Work

Your main place of work will be the CDT office Cambourne, or such other location within the United Kingdom as CDT reasonably requires.

You may on occasion be required to work at other locations in the United Kingdom, including, but not limited to, Cambridge or Godmanchester.

The nature of your appointment may require you to travel inside and outside the UK on company business, as required for the performance of your duties. There is no current requirement for you to work outside the United Kingdom for any consecutive period in excess of one month.

Job Title and Duties

You are employed as a Chief Financial Officer, reporting to the Chief Executive Officer.

Your job title is not regarded as exclusive or exhaustive. There will be other duties and requirements associated with your position that are within your capabilities and which you may be required by the Board of Directors (the 'Board') to undertake.

At all times during your employment you shall:

  unless prevented by ill health and except during annual leave/holidays taken in accordance with this Agreement, devote the whole of the your working time and attention to your duties;

  perform the duties of a Chief Financial Officer faithfully and diligently;

  obey all lawful and reasonable directions of the Board, observe such restrictions or limitations as may from time to time be imposed by the Board upon you and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

  use best endeavours to promote the interests of the Company and shall not do or willingly permit to be done anything which is harmful to those interests; and

  keep the Board fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and provide such explanations as the Board may require.

  Remuneration

  Your annual salary is GBP185,000. Any changes to your annual salary will be notified to you in writing. You will be paid monthly in arrears on the 28th day of each month by direct credit transfer to your UK bank account. Where the 28th day falls on a weekend or a bank holiday, you will be paid on the preceding working day.

  You will be provided with an itemised pay statement.

  Other Benefits

  You will be eligible to participate in the CDT benefits program that will include:

    Private Health Insurance

    Life Assurance

    Pension Plan

    Bonus Scheme

  Hours Of Work

  Your normal starting time is 9.00 a.m. and your normal finishing time is 5.30 p.m. Monday to Friday with an unpaid lunch break of one hour each day. You are required to work at such other times as CDT may reasonably require and as may be necessary for the proper performance of your duties. As a salaried employee overtime is not payable.

  Holidays And Holiday Pay

  Your annual paid holiday entitlement is 27 working days in any complete calendar year of employment, which accrues on a pro-rata basis for each completed month of employment. The holiday year at CDT runs from 1 January to 31 December.

  Should you be absent for more than 4 weeks for any reasons, CDT reserves the right to suspend accrual of any holiday in excess of the minimum 4 weeks conferred by the Working Time Regulations (where applicable, this clause will not apply to the Ordinary Maternity Leave period).

  Further details of the holiday policy can be obtained from your Line Manager.

  Bank and Public Holidays

  In addition to annual holidays, you are entitled to paid holiday on all English statutory public holidays and any additional holidays as awarded by CDT.

  Sick Pay Scheme

    Any absence due to sickness or injury must be notified to your designated Line Manager as soon as possible together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

    In the event of you being absent for more than 7 days (inclusive of weekends), medical evidence must be produced in the form of a statement of reasons for absence completed by a qualified medical practitioner and sent to your Line Manager.

    Any payments made in addition to Statutory Sick Pay are entirely at the discretion of CDT and will not create a precedent either for CDT or for the individual.

  Pension Scheme

  CDT provides access to a Group Stakeholder Pension Plan for all employees. CDT will contribute 5% of your pensionable salary to this plan provided that you also contribute a minimum of 5% of your pensionable salary. You can choose to pay less than 5% of your pensionable salary into the plan if you wish, however you will not then receive a contribution from CDT. You can also elect to contribute more than 5% of your salary to this plan (subject to legislative maximums) however CDT will not match any payments above 5%.

  Details of this scheme will be provided to you when you join. If you choose not to join this scheme, CDT will pay you a cash allowance equivalent to 5% of your pensionable salary (subject to statutory deductions).

  Maternity / Paternity Provisions

  CDT's Maternity or Paternity policy and procedure can be obtained from your Line Manager, where applicable.

  Parental leave

  CDT's Parental Leave policy and procedure can be obtained from your Line Manager.

  Emergency domestic leave

  CDT's Emergency Domestic Leave policy can be obtained from your Line Manager.

  Grievances

  If you have any grievance in relation to your employment you should outline your grievance in writing to the Chief Executive Officer.  The further steps that will follow this application are set out in the Company's grievance procedure, a copy of which is available from your Line Manager.

  Disciplinary Procedures

  You are subject to the Company's disciplinary and dismissal procedure, a copy of which is available from HR.  Application of the procedure is discretionary and is not a contractual entitlement.  If you are dissatisfied with any disciplinary decision relating to you or any decision to dismiss you should outline this in writing to the Chief Executive Officer.

  In order to investigate a complaint against you of misconduct CDT may suspend you on full pay for so long as may be necessary to carry out a proper investigation and hold any disciplinary hearing.

  Termination Of Employment

12.1 The length of notice you are required to give and entitled to receive to terminate your employment shall be 12 months'. Notice given by either party shall not be effective until given in writing. CDT may at its option pay you a lump sum in lieu of your notice period.

12.2 CDT has the right to dismiss you without notice or pay in lieu of notice in the case of gross misconduct, your bringing CDT into disrepute, your conviction for a criminal offence for which you receive a sentence of imprisonment, your bankruptcy and any prohibition by law from you being a director.

12.3 CDT shall have the right during the period of notice or any part thereof, to place you on leave, paying you during this period your normal salary and benefits.

12.4 Your employment with CDT will automatically terminate when you reach the normal retirement age for CDT's employees, which is currently 60 years of age. You will be notified of any change in CDT's retirement age.

12.5 On the termination of your employment or (if earlier) at any time after notice is given by CDT or you to terminate your employment, you shall, at CDT's request resign from all and any offices which you may hold as director and from all other appointments or offices which you hold as nominee or representative of CDT. If you should fail to resign you hereby irrevocably authorise CDT to appoint a person in your name to sign any documents or do any things necessary to effect such resignation.

12.6 Subject to clauses 12.7, 12.8 and 12.9 below, in the event of the termination of this Agreement within one year of a Change of Control (as defined in clause 12.10 below) of CDT or any other significant change in the operational structure of CDT, either by the Company otherwise than in accordance with clause 12.2 above or by you in circumstances when you are entitled to terminate by reason of CDT's fundamental and repudiatory breach of contract, then forthwith thereafter CDT shall by way of liquidated damages:-

    pay to you a sum equal to the then current rate of annual basic salary;

    pay to you a sum equal to the cost to CDT of providing the benefit of private medical and dental insurance of the kind then provided for one year from the date of termination;

    pay to you a sum equal to 5% of your annual pensionable basic salary in lieu of your entitlement to a cash allowance in respect of your pension.

12.7 In the event of termination of this Agreement pursuant to clause 12.6 above, you shall not be entitled to any payments under any existing or future bonus arrangements and any payment made to you pursuant to clause 12.6 shall be deemed to include a payment in respect of any statutory and contractual notice you would otherwise be entitled to.

12.8 Subject to any rights accrued at the date of termination of your employment under the provisions of any pension scheme of CDT, any provision of liquidated damages by CDT shall be made in full and final settlement of all and any claims arising out of your employment, or its termination, or your ceasing to hold the office of director of CDT or any group company.

12.9 Clause 12.6 shall not apply where, in connection with a scheme of reconstruction or amalgamation or a reorganisation of CDT and one or more of its subsidiaries or associated companies, you refuse an offer of employment on terms identical or identical in all but immaterial respects to those hereunder.

12.10 For the purposes of clause 12.6 a person has control of CDT if he holds, directly or indirectly, shares which together with shares held by any person acting in concert with him carry 50% or more of the voting rights in CDT and 'Change of Control' shall be construed accordingly and shall be deemed to be effective when it is unconditional in all respects. For the avoidance of doubt, a Change of Control shall not include an internal re-organisation, reconstruction or amalgamation within the CDT Group.

  Garden Leave

  CDT reserves the right to require you to remain at home on garden leave during any notice period and remain available to attend the workplace if required. During any notice you may not be engaged in any capacity with another company without written permission.

  Outside Interests

    You agree not to be, without the prior approval of the Board, directly or indirectly employed, engaged, concerned or interested in any other business which is wholly or partly in competition with the business of CDT or that of any 'Group Company' (which shall include CDT and any holding company, subsidiary or subsidiary of a holding company of CDT, the terms 'holding company' and 'subsidiary' having the meanings given to them in section 736 Companies Act 1985); or

      we consider requires or might reasonably require you to disclose or make use of Confidential Information in order to properly discharge your duties to or further your interest in that business; or

      we consider impairs or might reasonably be thought to impair your ability to act in the best interests of our business or that of any Group Company;

    PROVIDED THAT you may be interested in any such business, for investment purposes only, as the holder (directly or through nominees) of any units of any authorised unit trust and/or up to 5% of the issued shares, debentures or other securities of any class of any company which is listed on a Recognised Investment Exchange as defined in Section 207 Financial Service Act.

    You must not without the prior approval of the Board (which will not be refused unreasonably) accept any employment, engagement or office (whether paid or unpaid) with or in any person, firm, company or other organisation outside of any Group Company.

    You must not at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with our business or that of any Group Company.

  Confidentiality and Protection of Business

  You will in the course of your employment learn trade secrets and confidential or commercially sensitive information (including but not limited to methods, processes, device structures, techniques, shop practices, equipment, research data, opportunities for business marketing and sales information, strategies and pricing, personnel data, customer lists, potential customers, financial data, plans and all other know-how and trade secrets) which is in our possession or that of any Group Company or in respect of which CDT owes a duty of confidentiality to a third party, and which has not been published or disclosed to the general public ('Confidential Information'). You will also deal with our customers, corporate and academic collaborators and those of any Group Company and you agree that you will not: -

    during your employment (save as required for the proper performance of your duties or as duly authorised by us in writing) and at any time after its termination, directly or indirectly use or disclose any Confidential Information.

    during your employment and for six months after its termination, directly or indirectly and whether on your own behalf or on behalf of any other person, firm, company or other body, solicit or entice away or seek to entice away any person who is or was at the date of termination of your employment or during the period of six months preceding the date of termination, employed or engaged by our business or any Group Company in a managerial, research and development, or sales and marketing post and was a person with whom you have dealt during the course of your employment or who by reason of their employment or engagement is likely to have knowledge of any trade secrets or Confidential Information;

    for six months after the termination of your employment carry on your own account or as a partner or be engaged as an employee, officer, consultant or adviser in any other business which is in competition with our business or that of any Group Company with which you have been concerned or engaged to any material extent, for whom you provided services or from whom you had access to Confidential Information during the six months preceding the date of termination (particularly, but without limitation, through commercialising electroluminescent polymers and dendrimer technology) and which we consider requires or might reasonably be thought to require you to disclose or make use of any Confidential Information in order properly to discharge your duties to or to further your interest in that business or venture;

    for a period of six months following the termination of your employment whether on your own account or with, through, for or on behalf of any other person, firm, company or organisation, directly or indirectly canvas or solicit or procure to be canvassed or solicited in competition with us or any Group Company for whom you provided services or from whom you had access to Confidential Information the custom of any person, firm, company or organisation whom or which was at any time during the six months prior to the termination of your employment a Customer of ours or any Group Company and with whom or which you dealt or of whom or of which you have knowledge by virtue of your employment with us during that period.

    during the period of six months following the termination of your employment whether on your own account or with, through, for or on behalf of any other person, firm, company or organisation, directly or indirectly deal with or attempt to deal with in competition with us or any Group Company for whom you provided services or from whom you had access to Confidential Information any person, firm, company or organisation whom or which was at any time during the six months prior to the termination of your employment a Customer of ours or of any Group Company and with whom or which you dealt or of whom or of which you have knowledge by virtue of your employment with us during that period.

  Intellectual property

    If at any time during your employment you conceive, originate, improve, develop, discover or invent (either alone or in conjunction with any person or persons) any products, services, designs, processes, systems or inventions (including but not limited to any and all computer programs, photographs, plans, records, drawings, models, any know-how technique, process, improvement, invention or discovery), which could relate directly or indirectly to our business or that of any Group Company you will immediately disclose to us full details of the same in writing and you shall not disclose the same (or any proposals we communicate to you) to any third party without our prior written consent. You agree that we shall own all documents, drawings, models, samples, prototypes and the like prepared by you and which relate to such rights.

    It is our common intention that all intellectual property and proprietary rights of whatever nature (including (without limitation) inventions, patents, know-how, technical information, copyright, registered design right or unregistered designs or similar rights as well as the right to apply for registered protection for any such rights) arising in the course of or as a result of work done by you during your employment shall belong to us as absolute owner. To the extent that these do not automatically vest in us, you will hold them on trust for us and will take all such steps as we shall direct (whether during your employment hereunder or thereafter) at our expense to sign such documents as are necessary to vest them in us in accordance with the above intention

    You hereby assign (in so far as title does not automatically vest in us as a consequence of your employment) to us by way of future assignment all copyright, designs and other proprietary rights, if any, which may be so assigned for the full term thereof throughout the world in respect of all works (within the meaning of Section 1(1) of the Copyright, Designs and Patents Act 1988 or such other legislation as shall hereafter be enacted containing any like definition or provisions) authored, drawn, written, originated, conceived or otherwise made by you either alone or jointly with any other person or persons during the period of your employment hereunder or pertaining to such subject matter as form part of your duties hereunder. You waive all moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world arising from any such works.

    You shall if and whenever required so to do by us at our expense apply or join with us in applying for letters patent, utility model, registered design or other protection in any part of the world for any such intellectual property and shall, at our expense, execute or do, or procure to be executed or done, all instruments and things necessary for vesting such intellectual property and all such rights, titles and interest to and in the same in us or in such other person as we may direct or require and we shall (and shall procure that any such other person shall) hold the same and all such right, title and interest to and in the same upon trust for ourselves and (to the extent that it is entitled thereto by Section 39 of the Patents Act 1977 or such other legislation as shall hereafter be enacted containing like provisions) you according to our and your respective interests.

    For the purposes of this clause you hereby irrevocably appoint us, as your attorney in your name and on your behalf to execute any documents and/or do any and all things which are necessary or desirable for us to give effect to the provisions of this clause and we are hereby empowered to appoint and remove in our sole discretion any person as agent and substitute for and on behalf of us in respect of all or any of the matters aforesaid provided always that we shall notify you of each such action in writing.

  Data Protection

  You understand and agree that CDT is permitted to hold personal information about you as part of its personnel and other business records and may use such information in the course of CDT's business. You agree that CDT may disclose such information to third parties, in the event that such disclosure is, in CDT's view, required for the proper conduct of CDT's business. This clause applies to information held, used or disclosed in any medium.

  Public Relations

  You agree that you will not either during your employment or at any time after termination of your employment make any statement or give any interview to the news media or submit a letter, learned paper or article for publication about your work for us, about us or about any Group Company or any third party involved with our business, or otherwise without the prior written approval of the Chief Executive or in his absence his deputy. You must promptly inform a director of any requests for statements, interviews, learned papers or articles you receive.

  You agree that after the termination of your employment you will not be held out or represented by you or any other person, firm, company or other body, as being in any way connected with or interested in our business or that of any Group Company.

  Health & Safety

  You have a duty to take care for your own health and safety and that of other members of staff. You agree to observe our Safety Rules for the time being and to comply with our Health & Safety policies for the time being including those concerning eating, drinking, applying cosmetics and smoking cigarettes or tobacco on our premises.

  Company Property

  All books, documents, lists, files, data, accounts and records whether or not made by you and whether stored in human readable or machine readable form which may come into your possession during your employment respecting our business or affairs or those of any Group Company or any third party involved with our business (including notes, minutes, memoranda, correspondence and copies of documents made by you in the course of your employment) will belong to us and these and all our other property and documents in your possession, custody, power or control must be returned to us immediately on the termination of your employment.

  Obligations Upon Termination Of Employment

  On the termination of your employment hereunder you will:

    forthwith tender your resignation from any office you held with us or any Group Company offices you then hold (without payment or agreement of compensation therefore) and you hereby irrevocably authorise the Company Secretary for the time being on your behalf to sign any documents and do any things necessary or requisite to give effect thereto;

    deliver up to us all correspondence drawings documents and other papers and all other property belonging to us or any Group Company or any third party involved with our business which may be in your possession or control (including such as may have been made or prepared by or have come into your possession or in the course of employment which relate in any way to our business or affairs or those of the Group Company or any third party involved with our business or any suppliers agents distributors or customers) and you must not without our written consent retain any copies thereof;

    if so requested send to the Company Secretary a signed statement confirming that you have complied with a sub-clause 21.1 and 21.2 thereof;

    not at any time represent that you are still connected with us or any Group Company; and

    forthwith discharge all your outstanding obligations to us, whether monetary (e.g. reimbursement of advances) or otherwise, incurred during, by virtue of or in connection with your employment, and agree that without prejudice CDT may withhold payment of any money or delivery of other things due to you by virtue of your employment, whether before or after termination, until you have fully discharged all such obligations to us.

  Collective Agreement

  There are no collective agreements, which affect the terms and conditions of your employment.

  Third Party Rights

    Unless expressly provided in clause 23.2 below, no term of this Statement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

    Subject to the Contract (Rights of Third Parties) Act 1999 and to the provisions of this Statement, clauses 14, 15, 16, 18, 20 and 21 may be enforced by any officer, employee or agent of the Company in his or her own right any Group Company in its own right and by any officer, employee or agent of any Group Company in his or her own right.

This Agreement has been executed as a deed on the date of signing as indicated below.

Executed as a Deed by )
Daniel Abrams ) /s/ Daniel Abrams

On date )

in the presence of: /s/ Emma Jones )

Name of witness: Emma Jones

Address: 2 College Farm Court, Barton, Cambridge, CB3 7AL

Executed as a Deed )
by )

CDT )
acting by: )

Director /s/ David Fyfe

Director/Secretary /s/ S. Chandler